Exhibit 99.1

i-80 Gold Announces Voting Results From its 2025 Meeting of Shareholders

RENO, NEVADA, June 17, 2025 – i-80 GOLD CORP. (TSX:IAU) (NYSE:IAUX) (“i-80” or the “Company”) is pleased to announce the results of its 2025 annual and special meeting of shareholders (the “Meeting”) held on June 17, 2025. A total of 235,438,321 common shares, representing approximately 53.1% of the Company’s outstanding common shares as at the April 23, 2025 record date, were voted by proxy at the Meeting. A summary of the results are as follows:

1.	Number for Directors

At the Meeting, shareholders approved setting the number of directors of the Company at seven.

2.	Election of Directors

All director nominees listed in the Company’s management information circular dated April 29, 2025 were elected as directors of the Company on a vote held by ballot.

Director	Vote Type	Number of Votes	Percentage of Votes (%)
Ron Clayton	For	166,403,289	94.6%
	Withheld	9,435,085	5.4%
Richard Young	For	169,960,265	96.7%
	Withheld	5,878,110	3.3%
Eva Bellissimo	For	143,483,907	81.6%
	Withheld	32,354,466	18.4%
John Begeman	For	148,867,932	84.7%
	Withheld	26,970,442	15.3%
John Seaman	For	138,514,480	78.8%
	Withheld	37,323,893	21.2%
Arthur Einav	For	147,774,404	84.0%
	Withheld	28,063,970	16.0%
Cassandra Joseph	For	162,123,576	92.2%
	Withheld	13,714,797	7.8%

3.	Appointment of Auditor

Shareholders approved the reappointment of Grant Thornton LLP (USA), Chartered Professional Accountants as the Company’s auditors and authorized the directors of the Company to fix their remuneration.

4.	Advance Notice Policy

Shareholders approved the Company’s Advance Notice Policy outlining the procedures and requirements for nominating individual directors to the board of the Company.

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The voting results with respect to all matters voted upon at the Meeting will be filed on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov.

About i-80 Gold Corp.

i-80 Gold Corp. is a Nevada-focused mining company committed to building a mid-tier gold producer through a new development plan to advance its high-quality asset portfolio. The Company is the fourth largest gold mineral resource holder in the state with a pipeline of high-grade exploration projects advancing towards feasibility and one operating project ramping-up toward steady state, all strategically located in Nevada’s most prolific gold-producing trends. Leveraging its fully permitted central processing facility following an anticipated refurbishment, i-80 Gold is executing a hub-and-spoke regional mining and processing strategy to maximize efficiency and growth. i-80 Gold’s shares are listed on the Toronto Stock Exchange (TSX:IAU) and the NYSE American (NYSE:IAUX). For more information, visit www.i80gold.com.

For further information, please contact:

Leily Omoumi – Vice President, Corporate Development & Strategy

Caterina De Rosa – Director, Investor Relations

info@i80gold.com

1.866.525.6450

www.i80gold.com

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